Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
262-377-2445	818-222-8330

RECOVERY ENERGY REPORTS THIRD QUARTER FINANCIAL RESULTS
AND PROVIDES OPERATIONS UPDATE

Company-Operated Wattenberg Drilling Program Planned to Commence in 4Q12

NOVEMBER 12, 2012 – Denver, CO –  Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, reported its financial results for the quarter ended September 30, 2012, and provided an operations update.

Operations Highlights:

●	50-percent production increase in 3rd Quarter over 2nd Quarter 2012, to approximately 350 Boep/d

●	Hanson 42-26: J Sand-Pine Bluffs Area, southeast Wyoming

●	Lukassen 44-7: Wykert Sand-Wilke Area, western Nebraska

●	Three non-operated, unconventional horizontal Niobrara wells, with 6.5% average working interest, in the Wattenberg, northern Colorado

●
4Q12 conventional drilling program: five vertical wells in Wattenberg, targeting the Niobrara and Codell horizons, with drilling expected to begin in December. Additional conventional wells planned in several areas

●
Fourth unconventional horizontal Niobrara non-operated well participation proposed in Wattenberg: approximately 25% working interest, expected to spud in 2013. Multiple horizontal well proposals expected, targeting the Niobrara A, B, C, and Codell horizons

●	Seismic permits obtained to run additional 20 square miles in Stateline and Pine Bluffs areas, to assess potential of Niobrara, Codell, Greenhorn, “J” sandstone and Permo-Penn horizons

Third Quarter Financial Results

For the quarter ended September 30, 2012, the Company reported revenues from oil and gas operations of $1.94 million, as compared to $1.81 million for the quarter ended September 30, 2011, an increase of $.13 million, or 7.18%. Net loss for the same period in 2012 and 2011 was approximately $2.84 million and $3.03 million, respectively.  EBITDAX for the third quarter of 2012 was $.50 million compared to $1.21 million in the third quarter of 2011.

The Company's production volume on a BOE basis was 33,618 for the quarter ended September 30, 2012, a nominal change as compared to 33,698 for the quarter ended September 30, 2011.  This nominal decrease was affected by increased production attributed to five new wells, but offset by normal production declines on more mature properties.  Average oil and gas prices during the quarter increased slightly as compared to the prior year.

The Company’s average oil price per equivalent barrel of oil increased to $83.94 per barrel in the third quarter of 2012, compared to $81.94 per equivalent barrel of oil in the second quarter of 2011, a 2% increase.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 125,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2012	2011
Assets
Current assets
Cash	$698,276	$2,707,722
Restricted cash	949,618	932,165
Accounts receivable	1,217,181	2,227,466
Prepaid assets	96,671	75,376
Commodity price derivative receivable	370,000	-
Total current assets	3,331,746	5,942,729

Oil and gas properties (full cost method), at cost:
Unevaluated properties	43,541,930	45,697,481
Evaluated properties	40,460,933	32,113,143
Wells in progress	3,986,919	6,425,509
Total oil and gas properties, at cost	87,989,782	84,236,133

Less accumulated depreciation, depletion ,amortization, and impairment	(18,174,968)	(12,099,098)
Net oil and gas properties, at cost	69,814,814	72,137,035

Other assets:
Office equipment, net	95,980	106,286
Prepaid advisory fees	304,402	574,160
Deferred financing costs, net	1,026,192	2,341,595
Restricted cash and deposits	186,240	186,055
Total other assets	1,612,814	3,208,096

Total assets	$74,759,374	$81,287,860

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2012	2011
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$1,183,415	$2,050,768
Commodity price derivative liability	-	75,609
Related party payable	-	16,475
Accrued expenses	2,183,053	1,354,204
Short term loans payable	873,142	1,150,967
Total current liabilities	4,239,610	4,648,023

Long term liabilities
Asset retirement obligation	893,754	612,874
Term loans payable	19,419,197	20,129,670
Convertible debentures payable, net of discount	9,595,053	4,929,068
Convertible debentures conversion derivative liability	1,300,000	1,300,000
Total long-term liabilities	31,208,004	26,971,612

Total liabilities	35,447,614	31,619,635

Shareholders’ equity
Preferred stock, 10,000,000 authorized, none issued and outstanding as of September 30 ,2012 and December 31, 2011.	-	-

Common stock, $0.0001 par value: 100,000,000 shares authorized; 18,016,143 and 17,436,825 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	1,801	1,744
Additional paid in capital	120,566,897	118,146,119
Accumulated deficit	(81,256,938)	(68,479,638)
Total shareholders' equity	39,311,760	49,668,225

Total liabilities and shareholders’ equity	$74,759,374	$81,287,860

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue
Oil sales	$1,775,383	$1,650,702	$4,685,713	$5,534,325
Gas sales	168,897	161,029	397,298	446,386
Operating fees	42,853	85,372	132,362	110,282
Realized gain on commodity price derivatives	37,341	733,830	49,729	402,256
Unrealized gains (losses) on commodity price derivatives	(130,000)	-	445,609	222,788
Total Revenues	1,894,474	2,630,933	5,710,711	6,716,037

Costs and expenses
Production costs	397,793	344,927	1,033,635	1,114,220
Production taxes	198,781	191,364	561,278	630,718
General and administrative	1,515,868	1,981,026	5,099,932	8,837,802
Depreciation, depletion and amortization	1,069,068	1,052,946	2,897,156	3,194,301
Impairment of evaluated properties	-	-	3,274,718	-
Total costs and expenses	3,181,510	3,570,263	12,866,719	13,777,041

Loss from operations	(1,287,036)	(939,330)	(7,156,008)	(7,061,004)

Other income (expense)	333	62,000	(372)	63,115
Convertible debenture conversion derivative gain (losses)	600,000	(13,338)	700,000	1,587,699
Interest expense	(2,149,931)	(2,136,950)	(6,320,919)	(6,123,496)

Net Loss	$(2,836,634)	$(3,027,618)	$(12,777,299)	$(11,533,686)
Net loss per common share
Basic and diluted	$(0.16)	$(0.19)	$(0.72)	$(0.75)
Weighted average shares outstanding:
Basic and diluted	17,833,466	15,775,135	17,732,304	15,388,772

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended September 30,
	2012	2011
Cash flows provided by (used in) operating activities:
Net loss	$(12,777,299)	$(11,533,686)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of stock issued for services	707,504	373,234
Share based compensation	1,066,154	5,592,638
Impairment of evaluated properties	3,274,718	-
Change in fair value of commodity price derivatives	(445,609)	(398,840)
Change in fair value of convertible debentures conversion derivative	(700,000)	(1,587,699)
Amortization of deferred financing costs, issuance of stock for convertible debentures interest, and accretion of debt discount	3,843,457	3,701,373
Depreciation, depletion, amortization and accretion	2,897,156	3,194,301

Changes in operating assets and liabilities:
Accounts receivable	(433,567)	(891,076)
Other assets	(21,294)	(19,674)
Accounts payable and other accruals	(867,353)	2,428,101
Restricted cash	(17,453)	144,001
Related party payable	(16,475)	15,067
Accrued expenses	742,982	297,330
Net cash provided by (used in) operating activities	(2,747,079)	1,315,070

Cash flows used in investing activities:
Acquisition of undeveloped properties	(436,023)	(9,033,007)
Sale of unevaluated properties	1,443,852	-
Investment in operating bonds	(184)	(160)
Drilling capital expenditures	(4,278,785)	(6,876,232)
Additions of office equipment	(2,928)	(40,648)
Net cash used in investing activities	(3,274,068)	(15,950,047)

Cash flows provided by financing activities:
Proceeds from sale of common stock, units and exercise of warrants	-	2,129,801
Net change in debts	(988,299)	(377,498)
Proceeds from debts	5,000,000	8,000,000
Net cash provided by financing activities	4,011,701	9,752,303

Change in cash and cash equivalents	(2,009,446)	(4,882,674)
Cash and cash equivalents at beginning of period	2,707,722	5,528,744
Cash and cash equivalents at end of period	$698,276	$646,070

EBITDAX

"EBITDAX" means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, share based compensation, impairment of evaluated properties and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Recovery Energy's management team and by other users of its financial statements to analyze such things as:

●	Recovery Energy's operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

●	The financial performance of the company's assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

●	Recovery Energy's ability to generate cash sufficient to pay interest costs, support its indebtedness; and

●	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the Company's performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company's statements of cash flows.

Recovery Energy has reported EBITDAX   because this measure is commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. You should carefully consider the specific items included in the Company's computations of EBITDAX. While Recovery Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the Company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Recovery Energy believes that EBITDAX assists its lenders and investors in comparing a company's performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the Company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Recovery Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company may, at some point, be required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Recovery Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company's net (loss) to its EBITDAX for the three month and nine month periods ended September 30, 2012 and 2011:

	Three Months Ending		Nine Months Ending
	September 30,		September 30,
	2012	2011	2012	2011
Net Loss	$(2,836,634)	$(3,027,618)	$(12,777,299)	$(11,533,686)

Interest expense	2,149,931	2,136,950	6,320,919	6,123,496
Depreciation, depletion, amortization and accretion	1,069,068	1,052,946	2,897,156	3,194,301
Changes in the fair value of commodity price derivatives	130,000	-	(445,609)	(222,788)
Change in fair value of convertible notes conversion derivative	(600,000)	13,338	(700,000)	(1,587,699)
Impairment of evaluated properties	-	-	3,274,718	-
Amortization of stock issued for services and share based compensation	588,004	1,039,128	1,773,658	5,965,872
EBITDAX	$500,369	$1,214,744	$343,543	$1,939,496